Exhibit 99.4

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

WEYERHAEUSER COMPANY

Offer to Exchange All Common Shares of

WEYERHAEUSER REAL ESTATE COMPANY

Which Are Owned by Weyerhaeuser Company

and Will Be Converted into the Right to Receive Shares of Common Stock of

TRI POINTE HOMES, INC.

for

Common Shares of Weyerhaeuser Company

Pursuant to the Prospectus—Offer to Exchange, dated May 22, 2014

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 30, 2014, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. COMMON SHARES OF WEYERHAEUSER COMPANY TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

May 22, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Weyerhaeuser Company (“Weyerhaeuser”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus—Offer to Exchange, dated May 22, 2014 (together with any amendments or supplements thereto, the “Prospectus—Offer to Exchange”), to exchange all of the issued and outstanding common shares of Weyerhaeuser Real Estate Company (“WRECO common shares”) for common shares of Weyerhaeuser (“Weyerhaeuser common shares”) that are validly tendered and not properly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Weyerhaeuser common shares, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus—Offer to Exchange, Weyerhaeuser is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Weyerhaeuser, Weyerhaeuser Real Estate Company (“WRECO”), TRI Pointe Homes, Inc. (“TRI Pointe”), the exchange agent, the transfer agent or the information agent for purposes of the exchange offer.

TRI Pointe’s obligation to consummate the Merger and convert WRECO common shares into shares of TRI Pointe common stock is subject to certain conditions, as described in the Prospectus—Offer to Exchange in the section entitled “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” which you should review in detail.

For your information and for forwarding to your clients for whom you hold Weyerhaeuser common shares, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus—Offer to Exchange, dated May 22, 2014;

2. a Letter of Transmittal (the “Letter of Transmittal”) for validly tendering Weyerhaeuser common shares, including instructions therefore and including a Certification of Taxpayer Identification Number on IRS Substitute Form W-9 and IRS Form W-8BEN for non-U.S. taxpayers;

3. a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the Weyerhaeuser common shares and other required documents cannot be delivered to the exchange agent by the expiration of the exchange offer;

4. the Guidelines for Certification of Taxpayer Identification Number on IRS Substitute Form W-9 U.S. Taxpayers included in the Letter of Transmittal;

5. a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold Weyerhaeuser common shares registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

6. a form of Notice of Withdrawal for use in withdrawing Weyerhaeuser common shares previously tendered in the exchange offer; and

7. a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 30, 2014, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Weyerhaeuser common shares tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer and, unless Weyerhaeuser has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Weyerhaeuser accepts Weyerhaeuser common shares tendered pursuant to the exchange offer, the tender is irrevocable.

Weyerhaeuser will not pay any fees or commission to any broker, dealer or other person (other than to the information agent or the exchange agent for soliciting tenders of Weyerhaeuser common shares pursuant to the terms of the exchange offer). Weyerhaeuser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of Weyerhaeuser common shares tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered Weyerhaeuser common shares or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those Weyerhaeuser common shares in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus—Offer to Exchange in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for Weyerhaeuser common shares, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Innisfree M&A Incorporated is acting as the information agent in connection with the exchange offer. Additional copies of the enclosed materials may be obtained by contacting us at (212) 750-5833 (for banks and brokers) and (877) 687-1866 (for all other callers). You may also contact us as set forth on the back cover of the Prospectus—Offer to Exchange for assistance with any questions you may have about the exchange offer.

Very truly yours,

Innisfree M&A Incorporated

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF WEYERHAEUSER, WRECO, TRI POINTE, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE TRANSFER AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.